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Exhibit 5.1

July 11, 2013

Integrated Electrical Services, Inc.

5433 Westheimer Road, Suite 500

Houston, Texas 77056

Ladies and Gentlemen:

We have acted as special counsel to Integrated Electrical Services, Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-4 (Registration No. 333-188182), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale of up to an aggregate of 2,943,767 shares (the “Shares”) of common stock of the Company, par value $0.01 per share (the “Common Stock”), including the associated preferred stock purchase rights (the “Rights”), by the Company upon consummation of the merger (the “Merger”) of MISCOR Group, Ltd., an Indiana corporation (“MISCOR”), with and into IES Subsidiary Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), pursuant to the Agreement and Plan of Merger, effective as of March 13, 2013, by and among the Company, Merger Sub and MISCOR.

As the basis for the opinion hereinafter expressed, we have examined (i) originals or copies (certified or otherwise identified to our satisfaction) of (a) the Second Amended and Restated Certificate of Incorporation of the Company, (b) the Certificate of Designations of Series A Junior Participating Preferred Stock of the Company, (c) the Bylaws of the Company, (d) the Tax Benefit Protection Plan Agreement, dated as of January 28, 2013 (the “Rights Agreement”), by and between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent, (e) the Registration Statement, (f) the joint proxy statement/prospectus contained within the Registration Statement, and (g) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed necessary or advisable for purposes of this opinion; and (ii) such statutes, including the Delaware General Corporation Law (the “DGCL”), and regulations as we have deemed necessary or advisable for the purposes of this opinion. We have not independently verified any factual matter relating to this opinion.

In making our examination, we have assumed and have not verified the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such

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Integrated Electrical Services, Inc.

July 11, 2013

documents. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and that, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties.

Based on the foregoing and such legal considerations as we deem relevant, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Shares, when issued and delivered by the Company as described in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable, and that the Rights will constitute valid and binding obligations of the Company.

In rendering the opinion set for above with respect to the Rights, we have assumed that the Board of Directors of the Company has acted and will act in accordance with its fiduciary duties with respect to the authorization, execution, delivery and administration of the Rights Agreement and the issuance and administration of the Rights. It should be understood that (i) the Rights, by their terms, are subject under certain circumstances to becoming void in the hands of certain holders or purported transferees, (ii) our opinion addresses the Rights and the Rights Agreement in their entirety and does not address the validity or binding effect of any particular provision of the Rights or the Rights Agreement, and (iii) the effect, if any, that the invalidity of any particular provision of the Rights Agreement or the Rights may have on any other provision, or the entirety of, the Rights Agreement or the Rights is not settled under applicable law and could be affected by the facts and circumstances existing at the time of any adjudication of the issue. It should also be understood that our opinion does not address the substance or consequences of any determination that a court of competent jurisdiction may make regarding whether the Board of Directors of the Company would be required to redeem or terminate, or take other actions with respect to, the Rights Agreement or the Rights at some future time based on the facts and circumstances existing at that time.

We express no opinion other than as to the federal laws of the United States of America and the DGCL (which is deemed to include the applicable provisions of the Delaware Constitution and reported judicial opinions interpreting those laws).

We hereby consent to the reference to us under the heading “Legal Matters” in the joint proxy statement/prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Andrews Kurth LLP